QKL Stores Inc. Announces Fourth Quarter and Full Year 2012
Financial Results

Daqing, China, April 15, 2013 – QKL Stores Inc. (the “Company”) (Nasdaq: QKLS), a leading regional supermarket chain in Northeastern China and Inner Mongolia, today announced its financial results for the fourth quarter and full year financial results ended December 31, 2012.

Mr. Zhuangyi Wang, Chairman and CEO, said, “In the fourth quarter, we were more active with the level of promotional activities among our existing stores opened at least one year in order to strengthen our competitive position. Our 47 older stores that have been operating for more than one year have outperformed our younger stores as many of our new store locations are in new smaller markets which typically take longer to ramp up sales and profit. We believe our product quality, assortment and value can result in improved performance over time.”

“In 2012, we opened up one new store that have approximately 5,700 square meters of space. During the fourth quarter, we closed three stores that have approximately 26,800 square meters of space. As of December 31, 2012, we operated 30 supermarkets, 14 hypermarkets, 4 department stores and 3 distribution centers situated in Daqing, Shenyang and Harbin, respectively.

As we advance into 2013, we plan to slow down the pace of our new store openings. Currently, we expect to open three new supermarket or hypermarket stores this year. We maintain confidence in our strategy of strengthening our store presence in Tier 4 and 5 cities in northeastern China as well as in our core region of operation around Daqing where the majority of our older stores are based.”

Fourth Quarter 2012 Financial Results

Revenue in the fourth quarter of 2012 decreased by 17.1% to $86.0 million from $103.7 million in the fourth quarter of 2011. Comparable stores are stores that were opened for at least one year before the beginning of the comparison period, or by January 1, 2011. Those 47 stores generated approximately $84.4 million in sales in the fourth quarter of 2012, representing a decrease of $8.4 million, or 9.1% compared with $92.8 million in sales in fiscal 2011.

Gross profit decreased by 13.1% year over year to $14.6 million, compared to $16.8 million in the prior year period. Gross profit as a percentage of revenue for the fourth quarter of 2012 was 17.0%, compared to 16.2% for the fourth quarter of 2011. The decrease in gross profit percentage was primarily attributable to increased competition and the low profit margin in our new stores.

Operating expenses increased by 35.7% to $20.9 million compared to $15.4 million in the prior year period. This was primarily a result of increases in labor costs, depreciation, rent expense and other operating costs for 2012 compared with the same period in 2011.

We had a net loss of $30.8 million in the fourth quarter of 2012 compared with net income of $18.4 million in the fourth quarter of 2011. Excluding the impairment of goodwill, we had a net loss of $4.1 million in the fourth quarter of 2012 compared with net income of $0.8 million in the fourth quarter of 2011.

Full Year 2012 Financial Results

Revenue decreased by 1.4% to $365.6 million for fiscal 2012 from $370.5 million for fiscal 2011. Comparable stores are stores that were opened for at least one year before the beginning of the comparison period, or by January 1, 2011. Those 35 stores generated approximately $294.0 million in sales in fiscal 2012, an increase of $0.9 million, or 0.3% compared with $293.1 million in sales in fiscal 2011. New store sales increased, reflecting the opening of 13 new stores since January 1, 2011. One store opened in fiscal 2012 generated approximately $2.0 million for fiscal 2012, and 11 stores opened in fiscal 2011 generated $48.6 million in sales for fiscal 2012 and $38.4 million in sales for fiscal 2011, respectively.

Gross profit decreased by 2.0% to $62.4 million in fiscal 2012, compared to $63.7 million in fiscal 2011. Gross profit as a percentage of revenue for fiscal 2012 was 17.1%, compared to 17.2% for fiscal 2011. The slight decrease in gross profit percentage was primarily attributable to increased competition and the low profit margin in our new stores.

Operating expenses increased by 13.5% to $68.3 million for fiscal 2012 compared to $60.2 million in the prior year . This was primarily a result of increase in labor costs, depreciation, rent expense and other operating costs for 2012 compared with 2011.

We had a net loss of $31.0 million in fiscal 2012 compared with net loss of $16.6 million in fiscal 2011. Excluding the impairment of goodwill, adjusted net loss for fiscal 2012 changed to $4.3 million, or $3.31 per diluted share, from adjusted net income of $2.6 million, or $2.07 per diluted share for fiscal 2011. The number of shares used in the computation of diluted EPS (excluding the impairment of goodwill) increased by 3.37% to 1.31 million shares in fiscal 2012 from 1.27 million shares in fiscal 2011.

As of December 31, 2012, the Company operated 48 stores totaling 297,800 sq. meters compared to 48 stores totaling 324,400 sq. meters in the prior year period.

About QKL Stores Inc.:

Based in Daqing, China, QKL Stores, Inc. is a leading regional supermarket chain company operating in Northeastern China and Inner Mongolia. QKL Stores sells a broad selection of merchandise, including groceries, fresh food, and non-food items, through its retail supermarkets, hypermarkets and department stores; the company also has its own distribution centers that service its supermarkets. For more information, please access the Company’s website at: www.qklstoresinc.com.

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

Contact Information

QKL Stores, Inc.

In China:
Mike Li, Investor Relations
+86-459-460-7987

QKL STORES INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31, 2012	December 31, 2011

ASSETS
Cash	$8,479,413	$9,037,550
Restricted cash	253	253
Accounts receivable	796,897	115,163
Inventories	59,812,645	54,336,501
Other receivables	18,042,360	11,991,134
Prepaid expenses	11,083,708	6,085,379
Advances to suppliers	9,525,250	10,160,552
Deferred income tax assets	6,327,932	2,972,570

Total current assets	114,068,458	94,699,102
Property, plant equipment, net	45,439,360	43,042,136
Land use rights, net	724,760	748,410
Goodwill	-	26,346,942
Other assets	12,976	520,559

Total assets	$160,245,554	$165,357,149

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short term bank loans	15,832,555	10,998,162
Accounts payable	30,900,586	28,417,894
Cash card and coupon liabilities	18,604,188	16,024,437
Customer deposits received	1,248,278	931,604
Accrued expenses and other payables	28,097,212	14,328,656
Income taxes payable	2,726	227,016

Total current liabilities	94,685,545	70,927,769
Warrant liabilities		-

Total liabilities	94,685,545	70,927,769

Commitments and contingencies		-

Shareholders’ equity
Common stock, $.001 par value per share, authorized 100,000,000, shares, issued and outstanding 11,551,587 and 10,448,197 at December 31, 2012 and December 31, 2011, respectively	11,552	10,448
Series A convertible preferred stock, par value $0.01, 10,000,000 shares authorized, 2,386,110 and 5,694,549 shares outstanding at December 31, 2012 and December 31, 2011, respectively	23,861	56,945
Additional paid-in capital	92,492,892	91,610,531
Retained earnings – appropriated	8,323,312	7,282,560
Retained earnings	(47,841,708)	(15,758,416)
Accumulated other comprehensive income	12,550,100	11,227,312

Total shareholders’ equity	65,560,009	94,429,380

Total liabilities and shareholders’ equity	$160,245,554	$165,357,149

*The number of shares of common stock has been retroactively restated to reflect the Reverse Stock Split effected on June 11, 2012.

See notes to audited consolidated financial statements.

QKL STORES INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Years Ended December 31,
	2012	2011

Net sales	$365,624,781	$370,500,420
Cost of sales	303,198,690	306,770,553
Gross profit	62,426,091	63,729,867

Operating expenses:
Selling expenses	59,084,865	51,651,713
General and administrative expenses	9,231,987	8,543,023
Impairment of goodwill	26,697,561	19,219,870
Total operating expenses	95,014,413	79,414,606

Loss from operations	(32,588,322)	(15,684,739)

Non-operating income(expense):
Interest income	259,713	676,186
Interest expense	(1,014,145)	(121,425)
Total non-operating income	(754,432)	554,761

Loss before income tax	(33,342,754)	(15,129,978)

Income taxes	(2,300,214)	1,453,403

Net loss	$(31,042,540)	$(16,583,381)

*Basic earnings per share of common stock	$(2.95)	$(1.63)
*Diluted earnings per share	$(2.95)	$(1.63)

*Weighted average shares used in calculating net income per ordinary share – basic	10,509,469	10,166,618
*Weighted average shares used in calculating net income per ordinary share – diluted	10,509,469	10,166,618

**Basic earnings per share of common stock	$(23.63)	$(13.05)
**Diluted earnings per share	$(23.63)	$(13.05)

**Weighted average shares used in calculating net income per ordinary share – basic	1,313,684	1,270,827
**Weighted average shares used in calculating net income per ordinary share – diluted	1,313,684	1,270,827

* The earnings (losses) per share data and the weighted average shares outstanding for all periods have been retroactively restated to reflect the 1-for-3 Reverse Stock Split effected on June 11, 2012.

**Reference for amount restated to reflect the 1-for-8 Reverse Stock Split effected on February 4, 2013..

See notes to audited consolidated financial statements.

QKL STORES INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$(31,042,540)	$(16,583,381)
Depreciation-property, plant and equipment	6,702,740	6,065,858
Amortization	29,391	28,693
Deferred income tax	(3,330,517)	(2,403,124)
Loss on disposal of property, plant and equipment	(303,396)	27,310
Share-based compensation	850,381	864,608
Impairment of goodwill	26,697,561	19,219,870
Provision on inventory and sales return	453,311	-
Adjustments to reconcile net income to net cash provided by operating activities:
Accounts receivable	(680,445)	58,849
Inventories	(5,481,236)	(8,142,931)
Other receivables	(5,289,513)	17,341,478
Prepaid expenses	(4,437,289)	(833,463)
Advances to suppliers	713,061	(6,275,018)
Accounts payable	2,262,687	(12,038,941)
Cash card and coupon liabilities	2,454,996	4,790,050
Customer deposits received	309,322	(621,496)
Accrued expenses and other payables	13,357,512	4,069,493
Income taxes payable	(225,903)	(2,230,766)
Net cash provided by operating activities	3,040,123	3,337,089

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(9,411,202)	(23,640,152)
Sales proceeds of fixed assets disposal	947,049	155,310
Decrease of restricted cash	-	76,952
Net cash used in investing activities	(8,464,153)	(23,407,890)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank repayment	(11,076,230)	-
Bank borrowings	15,823,185	10,998,162
Net cash provided by financing activities	4,746,955	10,998,162

Net decrease in cash	(677,075)	(9,072,639)

Effect of foreign currency translation	118,938	650,155

Cash at beginning of period	9,037,550	17,460,034
Cash at end of period	$8,479,413	$9,037,550

Supplemental disclosures of cash flow information:
Interest paid	1,014,145	121,425
Income taxes paid	$822,923	$5,995,442

See notes to audited consolidated financial statements.